Exhibit 3.19

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “SPIRIT DEFENSE, INC.” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF INCORPORATION, FILED THE SEVENTEENTH DAY OF MAY, A.D. 2010, AT 3:27 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID CORPORATION, “SPIRIT DEFENSE, INC.”.

4824287 8100H	Jeffrey W. Bullock, Secretary of State
101066127	AUTHENTICATION: 8337340
You may verify this certificate online at corp.delaware.gov/authver.shtml	DATE: 11-08-10

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:39 PM 05/17/2010
FILED 03:27 PM 05/17/2010
SRV 100518624 — 4824287 FILE

CERTIFICATE OF INCORPORATION

OF

SPIRIT DEFENSE, INC.

The undersigned, a natural person, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, as set forth in Title 8 of the Delaware Code (“DGCL”’), executes this Certificate of Incorporation and certifies as follows:

FIRST:  The name of the corporation is Spirit Defense, Inc. (the “Corporation”).

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware, and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

FOURTH:  The total number of shares of capital stock of the corporation that the corporation shall have authority to issue is One Thousand (1,000), with a par value of $0.01 per share. All such shares are of one class and are shares of common stock.

FIFTH:  The name and mailing address of the incorporator of the Corporation is Jonathan A. Greenberg, 3801 South Oliver Street, Wichita, Kansas 67210.

SIXTH:  Unless and except to the extent that the Bylaws of the Corporation (“Bylaws”) shall so require, the election of directors of the Corporation need not be by written ballot.

SEVENTH:  In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to adopt amend and repeal the Bylaws, subject to the power of the stockholders of the Corporation to amend or repeal any bylaw whether or not adopted by the stockholders.

EIGHTH:  Directors of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty except that this Article shall not eliminate or limit the liability of a director (i) for any breach of a director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) Section 174 of the DGCL; or (iv) for any transaction from which a director derived any improper personal benefit. If the DGCL hereafter is amended to further eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended DGCL. Any repeal or modification of this Article shall not diversely affect any right or protection of director of the Corporation existing at the time of such repeal or modification.

NINTH:  The Corporation shall indemnify its officers, directors, employees and agents against any cost, expenses or liabilities incurred as a result of their being an officer, director, employee or agent to the fullest extent authorized by applicable law and to the further extent that the Board of Directors may provide, and shall further pay for or reimburse the reasonable expenses incurred by any such officer director, employee or agent to the extent and in the manner provided by applicable law.

TENTH:  The Corporation reserves the right from time to time to amend or repeal any provision in this Certificate of Incorporation, and any other provision authorized by the laws of the State of Delaware at the tie in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges conferred upon stockholders, directors, or any other person by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article, except as provided in the last sentence or Article Eighth.

ELEVENTH:  Meetings of the stockholders may be held within or outside the State of Delaware as the Bylaws may provide. The books of the Corporation may be kept (subject to any statutory provision) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

TWELFTH:  The name and mailing address of the person who is to serve as the sole initial director of the Corporation until the first annual meeting of stockholders of the Corporation, or until his successors are elected and qualified is:

Jonathan A. Greenberg
3801 South Oliver Street
Wichita, Kansas 67210-3000

THIRTEENTH:  The power of the incorporator shall terminate upon the filing of this Certificate of Incorporation.

The undersigned hereby acknowledges that the foregoing Certificate of Incorporation is his act and deed on May 17, 2010.

Jonathan A. Greenberg, Incorporator